Exhibit 99.1

GlobeImmune Announces Top Line Results from GS-4774 Phase 2 Trial in Virally-Suppressed Chronic HBV Patients

LOUISVILLE, Colo., May 27, 2015 – GlobeImmune, Inc. (Nasdaq: GBIM) today announced top line results from the GS-4774 Phase 2 study in patients with chronic hepatitis B on long term viral suppression with an oral antiviral treatment. In this study, patients treated with the highest dose of GS-4774 plus ongoing oral antiviral therapy (OAV) did not show a reduction in hepatitis B surface antigen (HBsAg) at week 24, the primary endpoint of the study, but at 48 weeks had a mean -0.17 log10 reduction of HBsAg compared with a -0.04 log10 reduction in the OAV alone group (p=not significant). Three patients receiving the highest dose of GS-4774 had HBsAg reductions between -0.94 and -3.89 log10 at 48 weeks. There was no difference in HBsAg reductions between the two lowest dose groups versus the control arm at 48 weeks. Further characterization of the T cell response to GS-4774 and association with HBsAg changes are ongoing.

GS-4774 was found to be generally safe and well tolerated, with injection site reactions identified as the primary adverse event. Data from this trial are expected to be submitted for future presentation and publication.

“We believe that this first Phase 2 trial of GS-4774 in virally-suppressed patients suggests initial biologic activity at the highest dose tested,” said Timothy C. Rodell, M.D., FCCP, President and CEO of GlobeImmune, Inc. “We look forward to collaborating with our partner Gilead Sciences, Inc. to identify potential next steps for GS-4774 in this patient population as well as to seeing the results from the second ongoing Phase 2 trial of GS-4774 in HBV treatment-naïve patients.”

About the 0101 Trial

The 0101 Phase 2 trial was designed to investigate GS-4774 in combination with ongoing oral antiviral treatment in patients with chronic HBV infection whose disease is currently under control with an oral antiviral therapy. The 0101 trial was a multicenter, multinational trial that enrolled 178 patients in a randomized, open-label design comparing three different doses of GS-4774 (2YU, 10YU or 40YU, with one YU equal to 10 million yeast cells), administered in combination with oral antiviral therapy versus antiviral treatment alone. [www.clinicaltrials.gov; NCT01943799]

About Chronic Hepatitis B Infection and the GS-4774 Tarmogen®

Chronic HBV is the most common serious liver infection in the world affecting approximately 400 million people. While approximately 80% of acutely infected patients clear the virus without treatment predominantly through a T cell immune response, there is currently no cure for the vast majority of chronically-infected patients. Untreated chronic HBV infection is associated with significant increase in related diseases, including liver cirrhosis, hepatic decompensation and liver cancer. Mortality is also increased for patients with chronic HBV infection, with 25-40% of patients dying from complications of liver disease.

GS-4774, exclusively licensed to Gilead Sciences, Inc., is a therapeutic vaccine engineered to activate an HBV-specific T cell immune response to eliminate, or clear virus from, cells containing HBV. The GS-4774 Tarmogen expresses a fusion protein utilizing sequences of the hepatitis B virus contained in the four major HBV genotypes worldwide. GS-4774 is being developed to increase the HBsAg seroconversion rate or cure, when used in combination with oral antiviral therapy.

About GlobeImmune

GlobeImmune is a biopharmaceutical company focused on developing products for the treatment of cancer and infectious diseases based on its proprietary Tarmogen® platform. Tarmogens activate the immune system by stimulating cellular immunity, known as T cell immunity, in contrast to traditional vaccines that predominately stimulate antibody production. To date, Tarmogen product candidates have been generally well tolerated in clinical trials for multiple disease indications and are efficient to manufacture. In May 2009, the Company entered into a worldwide strategic collaboration and option agreement with Celgene Corporation focused on the discovery, development and commercialization of product candidates intended to treat cancer. Under this agreement, Celgene exercised their option to take an exclusive worldwide license to the GI-6300 Tarmogen product series targeting brachyury. In October 2011, the Company entered into a worldwide, strategic collaboration with Gilead Sciences, Inc., to develop Tarmogens intended for the treatment of chronic hepatitis B infection. For additional information, please visit the company’s website at www.globeimmune.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the adequacy of the Company’s capital to fund its ongoing operations, the potential for Tarmogens to treat or prevent any disease, potential Tarmogen side effect profiles, the Company and its collaborators’ abilities to successfully complete clinical trials, timing and eventual prospects for completion of clinical trials and any approval to market any of the Company’s products and the prospects for the Company’s collaborations. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning GlobeImmune’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Tarmogen is a registered trademark of GlobeImmune, Inc.

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GLOBEIMMUNE CONTACT

Timothy C. Rodell M.D.

President and Chief Executive Officer

T: 303-625-2820

information@globeimmune.com

GLOBEIMMUNE MEDIA CONTACTS

Lena Evans or Tony Russo, Ph.D.

Russo Partners, LLC

T: 212-845-4262 or 212-845-4251

lena.evans@russopartnersllc.com

tony.russo@russopartnersllc.com

GLOBEIMMUNE INVESTOR CONTACT

Susan Noonan

S.A. Noonan Communications

T: 917-513-5303

susan@sanoonan.com